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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Kroger Co. on Form S-4 of our report dated March 10, 1999 on the consolidated financial statements of Fred Meyer, Inc., appearing in the Annual Report on Form 10-K of Fred Meyer, Inc. for the year ended January 30, 1999, and to the use of our report dated March 10, 1999, appearing in the Current Report on Form 8-K dated May 28, 1999 of The Kroger Co., and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Portland, Oregon
August 20, 1999